Media Contact:
Christine Needles
Global Corporate Communications
Christine.Needles@interface.com
+1 404-491-4660

Investor Contact:
Bruce Hausmann
Chief Financial Officer
Bruce.Hausmann@interface.com
+1 770-437-6802

Interface Agrees to Acquire Nora Systems

Stock Purchase Transaction Valued at Approximately $420 Million

Acquisition of Rubber Flooring Leader Will Expand Interface's Resilient Flooring Portfolio, Extend Reach into the Performance Flooring Category, and Is Expected to Accelerate Growth

Conference Call Today at 9:30 a.m. EDT

ATLANTA – JUNE 14, 2018 – Interface, Inc. (Nasdaq: TILE), a leading global commercial flooring company and worldwide leader in sustainability, today announced it has signed a definitive agreement to acquire nora systems in a stock purchase transaction valued at approximately $420 million. Nora, a global leader in performance flooring and worldwide share leader in the rubber flooring category, is a privately held company that is majority owned by investment firm Intermediate Capital Group (ICG). Nora's annual revenues are approximately $280 million. Interface expects to close the transaction during the third quarter of 2018, subject to regulatory approvals and other customary closing conditions.

This acquisition will expand Interface's rapidly growing resilient flooring portfolio and increase its penetration into high growth segments including healthcare, life sciences, education and transportation. Nora is the leader in the nearly $1 billion rubber flooring category of the $34 billion global commercial flooring industry. Rubber flooring is ideal for applications that require hygienic, safe flooring with strong chemical resistance, and it is extremely durable compared to other flooring alternatives. Nora is considered the leading premium brand and has built a specified selling organization that provides reach into approximately 80 countries around the world.

"We believe our value creation strategy is working in the marketplace as we better serve our customers with an expanded product portfolio and an enhanced selling system. Customers want a single flooring solution provider that can deliver a range of options that meet their requirements in different commercial applications. The nora acquisition is expected to accelerate our growth strategy by expanding our product portfolio and extending our reach in the performance flooring category of resilient flooring," said Jay Gould, CEO of Interface. "More importantly, we believe the nora team has put the right focus on design, sustainability, and performance of their products, which aligns with Interface's brand, purpose, and values. We are excited to combine the nora team with the Interface family so that together we can continue to create value for our key stakeholders including our customers, employees, investors, and the environment."

The nora acquisition, when completed, is expected to be accretive to Interface's margins and adjusted earnings per share. Nora is anticipated to increase the company's adjusted EPS, a non-GAAP measure, $0.03 to $0.06 in 2018, and $0.15 to $0.20 in 2019.

Bank of America has committed to finance the transaction through a term loan facility. "We will expand our net debt leverage ratio to approximately 3x EBITDA at closing, and our goal is to decrease that ratio to 2x EBITDA by mid-2020," said Bruce Hausmann, CFO of Interface.

Conference Call

Interface will host a conference call at 9:30 a.m. Eastern Time today to discuss this announcement. Access the conference call live over the Internet at: https://edge.media-server.com/m6/p/uqpzxc6r or through Interface's website at:
https://www.interface.com/US/en-US/about/investor-relations.

Fiscal Year 2018 Outlook

Looking at the full year of 2018, Interface's existing carpet tile and LVT business is targeting to achieve 3% - 5% organic sales growth, gross profit margin of 39 - 39.5%, and SG&A expenses that are relatively flat to 2017 as a percentage of net sales.

Depending on the date the transaction formally closes, which will determine when nora's business results start being included into Interface's business results, the nora acquisition is anticipated to have the following impacts on Interface's targeted 2018 results:
•	Increasing gross profit margin by 30 – 50 basis points;
•	Increasing SG&A expenses, as a percentage of net sales, by 70 – 100 basis points;
•	Increasing the Company's effective tax rate to 27 - 28%; and
•	Improving adjusted EPS by $0.03 to $0.06 in 2018.

Full year post-closing company interest and other expenses are projected to be $17 million to $19 million which includes interest expense related to funding the nora acquisition through a term loan facility. Capital expenditures for the full year post-closing are forecasted to be $55 million to $65 million. Based on historic seasonality, current forecasts, and prior year comparables, the Company continues to expect its strongest operating income growth in the second and third quarters of 2018, with softer growth in the first and fourth quarters.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share and organic sales growth as additional information regarding its projected operating results in this press release. These measures are not in accordance with – or alternatives to – GAAP, and may be different from non-GAAP EPS and other non-GAAP measures used by other companies. Adjusted EPS excludes the effects of the 2017 U.S. Tax Cuts and Jobs Act and restructuring and asset impairment charges. In addition, the effects on adjusted EPS of completing the nora acquisition exclude the impact of transaction costs and purchase accounting related amortization. Organic sales growth excludes the impact of foreign currency fluctuations and Interface's exit from its FLOR specialty retail stores. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

Interface at this time cannot reasonably quantify the GAAP basis impact of the nora transaction to earnings per share without unreasonable efforts, as such calculations are highly dependent upon the timing of the closing of the transaction and the nature of the purchase price accounting adjustments and their impacts going forward. While the ultimate effect of the transaction on Interface's future GAAP EPS cannot be predicted at this time for the reasons just stated, we expect that for 2018 and 2019 the effect of the transaction will be negative to our GAAP EPS. Given the uncertainty of foreign exchange rates in the future, Interface also cannot reasonably reconcile forecasted organic sales growth to GAAP net sales growth.

About Interface
Interface Inc. is a world-leading modular flooring company with a fully integrated collection of carpet tiles and resilient flooring. Our modular system helps customers create interior spaces while positively impacting the people who use them and our planet.

Our mission, Climate Take Back™, invites the industry to join us as we commit to running our business in a way that is restorative to the planet and creates a climate fit for life. For additional information: interface.com and blog.interface.com. Follow Interface on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

About nora systems
Nora systems is a leading global manufacturer of commercial rubber floor covering systems. The company has been designing and manufacturing high-performance rubber flooring for more than 80 years for a number of different markets. Nora's team of skilled professionals collaborates with architects and designers to develop performance-driven flooring solutions that help bring their projects to life.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements. Forward-looking statements include, without limitation, information under the heading "Fiscal Year 2018 Outlook" in this news release, the Company's expectations regarding the closing, and timing of closing, of the nora acquisition and the Company's expectations regarding the effect of the nora acquisition on the Company's results.  Forward-looking statements may be identified by words such as "may," "expect," "forecast," "anticipate," "intend," "plan," "believe," "could," "seek," "project," "estimate," "target," "will" and similar expressions. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including: the risk that the closing conditions in the nora acquisition will not be satisfied or waived on a timely basis, or at all; the risk that the Company may have overestimated the future contribution of the nora business to the Company's combined results; risks related to integration of the combined businesses; risks related to the increased indebtedness the Company will incur to complete the acquisition; risks related to the increased reliance on international business the Company will experience if the acquisition closes; and risks and uncertainties associated with economic conditions in the commercial interiors industry.

Risk and uncertainties that may cause actual results to differ materially from those predicted in forward-looking statements also include, but are not limited to, the discussion of specific risks and uncertainties under the following subheadings in "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017: "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business or on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "Concerns regarding the European sovereign debt and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, the potential dissolution of the euro entirely, or the U.K. exiting the European Union, could adversely affect our business, results of operations or financial condition"; "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile ("LVT") could have a material adverse effect on us"; "We have a significant amount of indebtedness, which could have important negative consequences to us"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets"; "Changes to our facilities could disrupt our operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire or other unexpected events"; and "Disruptions to or failures of our information technology systems could adversely effect on our business."

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

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